UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 29, 2018

Premier Exhibitions, Inc.

(Exact name of Registrant as Specified in Charter)

FLORIDA (State or Other Jurisdiction of Incorporation)	000-24452 (Commission File Number)	20-1424922 (I.R.S. Employer Identification Number)
3045 Kingston Court, Suite I, Peachtree Corners, Georgia 30071 (Address of Principal Executive Offices) (Zip Code)

(404) 842 - 2600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

DIP Financing Extension

On May 18, 2017, Premier Exhibitions, Inc. (the “Company”) filed a motion with the United States Bankruptcy Code for the Middle District of Florida (the “Bankruptcy Court”) seeking approval of that certain Senior Secured Debtor-in-Possession Loan Agreement (the “DIP Loan Agreement”) entered into on May 18, 2017 by the Company and each of its U.S. subsidiaries (collectively, the “Debtors”) and Bay Point Capital Partners LP (the “DIP Lender”), pursuant to which the DIP Lender agreed to loan up to $5,000,000 in a multi-draw term loan credit facility (the “DIP Financing”) to the Debtors. In July 2017, the Bankruptcy Court approved the DIP Loan Agreement, effective as of June 29, 2017. Pursuant to its terms, the DIP Loan Agreement may be extended by the Company by giving notice of extension to the DIP Lender no later than 30 days prior to June 29, 2018 (as may be extended pursuant to the terms of the DIP Loan Agreement, the “Maturity Date”). On May 29, 2018, the Company timely exercised its option to extend the Maturity Date of the DIP Loan Agreement by one year, with a new Maturity Date of June 29, 2019. Other than the extension of the Maturity Date, all other terms of the DIP Loan Agreement remain unchanged and are effective and in full force.

The foregoing description of the DIP Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the DIP Loan Agreement, a copy of which is filed as Exhibit 10.2 to our Current Report on Form 8-K filed on May 19, 2017 and incorporated herein by reference.

Item 8.01	Other Events

Bankruptcy Court Order Granting Motion of Equity Security Holders for Standing to Pursue Certain Claims

On May 25, 2018, the Bankruptcy Court issued an order (the “Order”) granting the Emergency Motion of the Official Committee of Equity Security Holders for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Certain Claims on Behalf of the Debtors’ Estates (the “Motion”). Pursuant to the Motion, the Official Committee of Equity Security Holders (the “Equity Committee”) appointed in connection with the Debtors’ voluntary petitions for relief under Chapter 11 of the Bankruptcy Code sought derivative and exclusive standing to pursue certain claims on behalf of the Company, including certain claims against current and former directors and officers of the Company (the “D&O Claims”) , for alleged: (i) breach of fiduciary duties to the Company and its shareholders by prioritizing their pecuniary interests in selling certain shares of the Company’s stock and appropriating a corporate opportunity; (ii) aiding and abetting the breaches of fiduciary duties set forth in the prior clause (i); (iii) breach of fiduciary duties and gross negligence related to the Company’s merger with DinoKing Tech Inc.; and (iv) breach of fiduciary duties by Daoping Bao, the Executive Chairman, President and CEO of the Company, for failing to disclose or rectify the errors set forth in the prior clauses (i) through (iii) after being appointed as a director and CEO of the Company.

Pursuant to the Order, the Equity Committee’s Motion was granted, thereby providing the Equity Committee with standing to commence, prosecute, and if appropriate, settle, the D&O Claims. The Order provides that any adversary proceeding (the “Adversary Proceeding”) initiated by the Equity Committee to advance the D&O Claims shall be stayed for a period from the date such Adversary Proceeding is commenced to a date set by the Bankruptcy Court for a status conference, approximately 60 days thereafter (the “Stay Period”). The Order further provides that during such Stay Period, however, the following actions are not stayed with respect to the D&O Claims and the Adversary Proceeding: (i) the Equity Committee’s seeking of an ex parte order to hold the Adversary Proceeding in abeyance pending a status conference; (ii) the Equity Committee effectuating service of an initial complaint and ex parte order in the Adversary Proceeding; and (iii) the Equity Committee engaging in settlement negotiations with the parties to the Adversary Proceeding. The Order further provides that, until further order of the Bankruptcy Court, defendants to any of the D&O claims shall not be required to file a responsive pleading during the Stay Period, and the Equity Committee’s request for standing to pursue additional claims, as requested in the Motion, shall be continued until a hearing scheduled before the Bankruptcy Court on June 7, 2018.

The foregoing description of the Order does not purport to be complete and is qualified in its entirety by reference to the Order, a copy of which is filed hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Senior Secured Debtor-in-Possession Loan Agreement, incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on May 19, 2017.

99.1	Order Granting Emergency Motion of the Official Committee of Equity Security Holders for Entry of an Order Granting Derivative Standing and Authority to Prosecute and Settle Certain Claims on Behalf of the Debtors’ Estate, dated May 25, 2018.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER EXHIBITIONS, INC.

Date: June 1, 2018	By: /s/Jerome Henshall
Jerome Henshall
Chief Financial Officer